Exhibit 10.1

2018 EXECUTIVE INCENTIVE PLAN

AS AMENDED AND RESTATED FEBRUARY 14, 2018

Table of Contents

1.	PURPOSE	3
2.	APPROVAL AND ADMINISTRATION	3
3.	PERFORMANCE GUIDELINES	3
4.	INTERPRETATION	4
5.	ELIGIBILITY	4
6.	PERFORMANCE MEASURES; PERFORMANCE TARGETS	4
7.	ACHIEVEMENT LEVELS AND AWARDS	5
8.	ADJUSTMENTS	5
9.	PAYMENT OF AWARDS	5
10.	NO RIGHT OF ASSIGNMENT	6
11.	NO RIGHT OF EMPLOYMENT	6
12.	AMENDMENT OR TERMINATION OF THE PLAN	6
13.	SECTION 409A OF THE CODE	6

1.              PURPOSE

Pacific Western Bank (the “Bank”) is the sponsor of this 2018 Executive Incentive Plan (as amended and restated on each of March 29, 2010 and February 11, 2015, and as further amended and restated on February 14, 2018, the “Plan”).  The Bank has designed the Plan to focus executives on achieving the annual business plan or other strategic and long-term performance objectives. The Plan provides award opportunities and is intended to provide rewards to the executive team for exceptional corporate performance.

2.              APPROVAL AND ADMINISTRATION

The Plan has been approved by the Board of Directors (the “Board”) of PacWest Bancorp (the “Company”), the Board of Directors of Pacific Western Bank (the “Bank Board”), and the Compensation, Nominating and Governance Committee (“CNG Committee”) of the Board and, except as otherwise set forth in this Plan, is administered by the Incentive Plan Committee (the “IP Committee”), and is effective as of January 1, 2018. CEO compensation under the Plan will be recommended for Board approval by the CNG Committee.

3.              PERFORMANCE GUIDELINES

The IP Committee will recommend to the Board, the Bank Board, and the CNG Committee, for their approval as early in the calendar year as possible, as applicable:

•                  each Participant (as defined below);

•                  the business criteria to be used to establish performance goals (“Performance Measures”);

•                  the targeted level of achievement with respect to a Performance Measure (the “Performance Target”);

•                  for each Performance Measures, the relative weighting of such Performance Measures (“Performance Measure Weights”); and

•                  the percentages of achievement of the applicable Performance Target (the “Achievement Levels”) that may lead to corresponding awards under the Plan (each, an “Award”).

Notwithstanding anything to the contrary, the CNG Committee will determine the Performance Measures, Performance Measure Weights, Performance Targets, Achievement Levels and any Award for Participants who are members of the IP Committee (other than the CEO which shall be determined by the Board).  At the end of the calendar year, the IP Committee will review achievements against Performance Measures, present results and recommend Awards to the CNG Committee for its approval.  In evaluating any Award, the CNG Committee will do so outside the presence of management, except the CNG Committee may request the presence of the CEO when considering Awards to members of executive management other than the CEO.  Notwithstanding any recommendations from the IP Committee, the CNG Committee will be solely responsible for determining and granting any Awards pursuant to the Plan to members of the IP Committee (or, in the case of the CEO, recommending to the Board such Award for its approval).

An individual who has been selected by the CNG Committee is a “Participant”.

4.              INTERPRETATION

Interpretation and application of the Plan to a particular circumstance will be made by the CNG Committee in its sole discretion.  Subject to any authority granted to the full Board or a committee of the independent directors thereof, the CNG Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.  The IP Committee has authority to make non-material amendments to this Plan in its sole discretion and shall promptly report any such amendments to the CNG Committee.

5.              ELIGIBILITY

Certain employees in key executive contributor roles are eligible for participation in the Plan.  The IP Committee will review eligible Participants and recommend Participants to CNG Committee for their approval.

6.              PERFORMANCE MEASURES; PERFORMANCE TARGETS

The IP Committee will recommend for approval by the Board, the Bank Board, and the CNG Committee one or more Performance Measures for the Plan.  All Performance Measures will be key indicators of financial performance and may consist of one or more of the following business criteria for the Company on a consolidated basis and/or for specified subsidiaries or business units of the Company (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): (i) net income; (ii) return on average assets (“ROA”); (iii) cash ROA; (iv) return on average equity (“ROE”); (v) cash ROE; (vi) operating earnings; (vii) diluted or basic earnings per share (“EPS”); (viii) cash EPS; (ix) net interest margin; (x) stock price; (xi) efficiency ratio; (xii) deposit growth; (xiii) loan and lease growth; (xiv) loan originations, (xv) capital ratios; (xvi) adversely classified assets; (xvii) nonaccrual loans; (xviii) regulatory rating(s), (xix) total shareholder return; (xx) net charge-offs/total assets; (xxi) non-performing assets/total assets; (xxii) classified assets/(Tier I Capital + ALLL); (xxiii) net interest margin (tax equivalent); and (xxiv) return on average tangible common equity.  The IP Committee may also recommend to the Board, the Bank Board, and the CNG Committee (or the Board, Bank Board, and the CNG Committee may determine independently) any components of the foregoing as Performance Measures.  When establishing Performance Targets, the CNG Committee may exclude (or make adjustments on account of) any or all “unusual or infrequently occurring items” as determined under U.S. generally accepted accounting principles (including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations and other unusual or infrequently recurring items), changes in applicable tax laws or accounting principles, or such other factors as the CNG Committee deem appropriate.

Each Performance Measure will generally operate independently (i.e., it is possible for one Performance Measure to generate an Award and not another); likewise, it is possible for one Performance Measure to be achieved at a higher level than another.  Performance Measures may be individually weighted (i.e., one Performance Measure may be counted more heavily in calculating Awards than another Performance Measure).  Performance Measure Weights for each Performance Measure will be recommended by the IP Committee for approval by the Board, the Bank Board, and the CNG Committee; however, the CNG Committee will retain absolute authority over the selection of and Performance Measure Weights accorded to any Performance Measures.

7.              ACHIEVEMENT LEVELS AND AWARDS

Achievement Levels and Awards will be set forth in documentation maintained by the CNG Committee and the IP Committee, as applicable, and are generally expressed as a percentage of base salary. Awards under the Plan will be based upon achievement of Performance Measures and will be submitted by the IP Committee to the CNG Committee for approval.  Except as otherwise determined by the CNG Committee, for purposes of the Plan, salary means annual year-end base salary.

Except as otherwise determined by the CNG Committee, in addition to all other eligibility provisions described herein, Awards for individuals who commence employment after the beginning of a calendar year and who, therefore, are Participants for less than a full calendar year will be based on an actual performance during the full calendar year and will be prorated based on the portion of the calendar year during which such Participant was employed by the Bank and will be based on the Participant’s actual base salary paid during the time of participation in the calendar year. Awards for Participants who leave the Bank during a calendar year due to total and permanent disability or death will be prorated using the same calculation. For example, if a Participant’s base salary is $400,000 and commences employment on April 1, then any Award for such Participant will be based on Participant’s prorated base salary of $300,000.

8.              ADJUSTMENTS

Performance Measures, Achievement Levels and Awards may be adjusted only upon approval by the CNG Committee.  It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances.

The CNG Committee may reduce (but not increase) an Award as it deems appropriate to achieve a reasonable level of total compensation for a Participant.

9.              PAYMENT OF AWARDS

Awards will be paid as soon as administratively feasible after review of performance against applicable Performance Targets and approval by the CNG Committee (which payment may occur during the calendar year), but will be paid in no event later than the date that is 2 ½ months after the end of the calendar year.  Except as otherwise determined by the CNG Committee, to be eligible for an Award, a Participant must have been an employee of the Bank for at least three months during the calendar year and be an employee of the Bank on the date that Awards are paid or have left the Bank during the calendar year due to total and permanent disability or death.

Except as otherwise determined by the CNG Committee, Participants who are otherwise eligible to receive an Award and who were assigned to different parts of the organization during the calendar year will have their Award calculated based upon the part of the organization they are in at the end of the calendar year and the performance achieved by that group for the calendar year.

The Bank will withhold from any amounts payable under this Plan all federal, state, city, and local taxes as shall be legally required as well as any other amounts authorized or required by employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.

Except as otherwise required by law, incentive compensation under this Plan shall not be included or considered in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan that may or may not exist.

The CNG Committee may determine in its discretion to accelerate the payment of an Award to any date prior to the normal payment date (including prior to the end of the calendar year), provided that the CNG Committee has determined that the applicable Performance Targets have been met prior to such accelerated payment date.

10.       NO RIGHT OF ASSIGNMENT

No right or interest of any Participant in the Plan is assignable or transferable.  In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, unless prohibited by law.

11.       NO RIGHT OF EMPLOYMENT

The Plan does not give any employee any right to continue in the employment of the Bank and does not constitute any contract or agreement of employment or interfere in any way with the right the Bank has to terminate such person’s employment.  The Bank is an “at will” employer and, as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause, and with or without notice.

12.       AMENDMENT OR TERMINATION OF THE PLAN

The Bank reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice and without the consent of the Bank’s shareholders or any Participant; provided that any amendment to the Plan will be submitted to the shareholders if shareholder approval is required by any applicable law, rule or regulation.

13.       SECTION 409A OF THE CODE

The Awards under this Plan are intended to be exempt from Section 409A of the Code (“Section 409A”) as short-term deferral.  However, notwithstanding the foregoing or anything to the contrary in this Plan or elsewhere, if a Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award provided for in this Plan both (y) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (z) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A of the Code, then any such payment that is payable during the first six months following the Participant’s “separation from service” shall be paid in a lump sum to the Participant on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at his or her death.